Exhibit 15

Horace Mann Educators Corporation

Springfield, Illinois

Re: Registration Statements on Forms S-3 and S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 10, 2005, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

May 10, 2005